EXHIBIT 99.2

Selected Financial Information

The following table sets forth selected financial information. The selected financial information as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002 has been derived from our financial statements, which have been audited by KPMG LLP and are included in our Annual Report. You should read this information in conjunction with the information under “—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements, the related notes and the accompanying independent registered public accounting firm’s report (which refers to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and goodwill and other intangible assets in 2002), which are included elsewhere in our Annual Report.

We entered into several significant reinsurance transactions with UFLIC, an indirect, wholly-owned subsidiary of GE. As part of these transactions, effective as of January 1, 2004, we ceded to UFLIC policy obligations under our structured settlement contracts, which had reserves of $0.3 billion, and our variable annuity contracts which had general account reserves of $2.5 billion and separate account reserves of $7.6 billion, each as of December 31, 2003. These contracts represent substantially all of our contracts that were in force, excluding the GERATM product that was not reinsured, as of December 31, 2003 for these products. In the aggregate, these blocks of business did not meet our target return thresholds, and although we remain liable under these contracts and policies as the ceding insurer, the reinsurance transactions have the effect of transferring the financial results of the reinsured blocks to UFLIC.

	Years ended December 31,
(Dollar amounts in millions)	2004	2003	2002	2001	2000
Statement of Earnings Information
Revenues	$699.9	$940.8	$1,045.4	$1,134.4	$1,153.4
Income before cumulative effect of change in accounting principle	198.7	19.7	115.8	129.6	163.1

	As of December 31,
(Dollar amounts in millions)	2004	2003	2002	2001	2000
Statement of Financial Position Information
Total investments	$8,850.6	$11,329.2	$11,591.0	$11,779.1	$10,655.4
Separate account assets	8,636.7	8,034.9	7,182.8	8,994.3	10,393.2
Reinsurance recoverable	2,753.8	160.7	174.4	151.1	90.6
All other assets	591.5	1,337.8	1,399.9	1,538.2	1,473.3

Total assets	$20,832.6	$20,862.6	$20,348.1	$22,462.7	$22,612.5

Policyholder liabilities	$9,929.9	$10,431.6	$11,220.0	$11,255.7	$10,238.7
Separate account liabilities	8,636.7	8,034.9	7,182.8	8,994.3	10,393.2
All other liabilities	676.0	574.1	241.1	630.5	505.9

Total liabilities	$19,242.6	$19,040.6	$18,643.9	$20,880.5	$21,137.8

Accumulated nonowner changes in stockholder’s interest	$75.3	$88.1	$(9.7)	$(25.5)	$(18.7)
Total stockholder’s interest	$1,590.0	$1,822.0	$1,704.2	$1,582.2	$1,474.7
U.S. Statutory Information (1)
Statutory capital and surplus	$817.2	$562.4	$550.7	$584.4	$592.9
Asset valuation reserve	86.8	62.9	82.0	127.8	129.6

(1)	We derived the U.S Statutory Information from our Annual Statements that were filed with the Commonwealth of Virginia, Bureau of Insurance and prepared in accordance with statutory accounting practices prescribed or permitted by the Commonwealth of Virginia, Bureau of Insurance. These statutory accounting practices vary in certain material respects from U.S. GAAP.

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